EXHIBIT 5
                                                                       ---------

                               Gadsby & Hannah LLP
                               225 Franklin Street
                                 Boston MA 02110



                                  June 30, 1997



Board of Directors
Shared Technologies Fairchild Inc.
100 Great Meadow Road
Wethersfield, Connecticut 06109

Gentlemen and Ms. Hercot:

      You have requested our opinion, as counsel to Shared Technologies Fairchild Inc. (the "Company"), with respect to certain matters in connection with a proposed offering of 1,500,000 shares of the Company's Common Stock, $.004 par value (the "Shares"), by the Company, pursuant to options granted and to be granted under the Company's 1996 Equity Incentive Plan (the "Plan"). The offering is to be made pursuant to a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about June 30, 1997 (the "Registration Statement").

      In rendering this opinion we have reviewed, among other documents, the Plan documents, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended to date, and the proceedings of the Company's stockholders and Board of Directors relating to the authorization and issuance of the Shares. We have also considered such statutes, rules and regulations as we have deemed relevant for the purposes hereof.

      Based on the foregoing, it is our opinion that:

      1. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

      2. The Shares to be sold by the Company, when issued and sold pursuant to the Plan and options granted thereunder, will be legally authorized, validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /s/ Gadsby & Hannah LLP